Exhibit 10.9

Execution Copy

CONDITIONAL SHARE TRANSFER AGREEMENT

THIS CONDITIONAL SHARE TRANSFER AGREEMENT (this “Agreement”) dated as of January 3, 2006, is entered into among:

JSC TuranAlem Securities, a joint stock company registered under the laws of Kazakhstan and holding broker-dealer license No. 0401200159, as Securities Agent under the Securities Agency Agreement of even date, acting on behalf of The Bank of New York, as trustee under the Indenture described below (in such capacity, together with its successors and assigns in such capacity, the “Securities Agent”), and

Transmeridian Exploration, Inc., a British Virgin Islands company (“TME”), and Bramex Management, Inc., a British Virgin Islands company (Bramex, together with TME, the “Shareholders”).

RECITALS:

A. JSC Caspi Neft TME (“Caspi Neft”) is a Kazakhstan joint stock company registered under the laws of the Republic of Kazakhstan, with an authorized Charter Capital of 50,000,000 tenge consisting of 50,000 common shares with a nominal value of 1,000 tenge per share, all of which shares are now issued and outstanding (National Identification Number KZ1C41630019); of which 25,000 are legally and beneficially owned by TME and 25,000 are legally and beneficially owned by Bramex.

B. Visor Investment Solutions, a joint stock company registered under the laws of Kazakhstan and holding broker-dealer license No. 0401201058, shall act as nominee for the Shareholders and the Securities Agent pursuant to an Agreement for Brokerage Services (Including Custody Services) of even date (in such capacity, together with its successors and assigns in such capacity, the “Nominee”). Nominee shall be instructed by the Parties to act pursuant to this Agreement and the Nominee shall acknowledge in writing receipt hereof.

C. All of the shares of Caspi Neft owned by the Shareholders are recorded in the share register maintained by JSC “Securities Registrar System”, License No. 20050017 of the National Companies and Securities Commission of the Republic of Kazakhstan (located at Republic of Kazakhstan, Almaty, 75 Muratbayeva St.) in the name of the Nominee, and all such shares are fully paid and, subject to the encumbrance and pledge appearing in the records of the Nominee, are free of all other Encumbrances excepting only as may be created by the Transaction Documents;

D. TME has issued its Senior Secured Notes due 2010 (the “Notes”) under an Indenture dated as of December 12, 2005 (as heretofore and hereafter supplemented as amended, the “Indenture”) with The Bank of New York, as trustee thereunder (in such capacity, the “Trustee”) for the benefit of the holders of the Notes, and the Notes, and all of TME’s obligations with respect thereto and otherwise under the Indenture are guaranteed by Bramex;

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E. As contemplated by the several purchase agreements with the initial purchasers of Notes, to secure the obligations of TME and the guarantee of Bramex as described above and all other obligations of the Shareholders under the Transaction Documents (collectively, the “Obligations”), the Shareholders are required to enter into this Agreement with the Securities Agent.

SECTION 1

INTERPRETATION

1.1 Definitions.

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located in Almaty, in the Republic of Kazakhstan and New York, New York, are open for business during normal banking hours;

“Encumbrances” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, transfer “blockage” notice or any other matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing;

“Losses” has the meaning given in Section 5.1 hereof;

“Parties” means the Securities Agent and the Shareholders, and “Party” means any of them;

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, governmental authority or other entity;

“Sales Proceeds” means the aggregate proceeds of any sale by or at the direction of the Securities Agent of Transferred Shares, net of any stamp or transfer taxes or statutory withholdings, customary brokerage commissions or similar fees and reasonable out-of-pocket expenses of the Securities Agent incurred in connection with such sale;

“Securities” means:

(i)	equity securities of Caspi Neft, including common shares, together with all dividends accrued thereon;

(ii)	rights, warrants, options and other instruments issued by Caspi Neft which entitle the holder, either under all circumstances or under some circumstances, to acquire from Caspi Neft equity securities of Caspi Neft; and

(iii)	instruments which are convertible or exchangeable, either under all circumstances or under some circumstances, into any of the foregoing;

“Securities Agency Agreement” means the Securities Agency Agreement of even date herewith among JSC TuranAlem Securities, the Trustee and TME.

“Share Transfer” has the meaning given in Section 2.1 hereof;

“Shares” means the common shares of Caspi Neft owned by the Shareholders as described in Recital A at the date hereof, and includes any additional Securities hereafter acquired by the Shareholders;

“Subsidiary” in relation to any Person or corporation, means any body corporate of which more than 50% of the outstanding shares carrying voting rights at all times are owned directly or indirectly by or for the Person or corporation and/or by or for any body corporate in like relation to the Person nor corporation, provided that the ownership of such shares confers at all times the right to elect at least a majority of the board of directors of such body corporate, and includes any body corporate in like relation to a Subsidiary;

“Termination Date” means the first to occur of (i) the date upon which all Transferred Shares have been disposed of, or the ownership thereof re-transferred to the Shareholders pursuant to Section 2.2(b) hereof and (ii) the date that all Obligations (other than indemnification obligations for which no claim has been made) have been paid or otherwise satisfied in full;

“Transaction Documents” means the Notes, the Indenture, the Security Documents (as defined in the Indenture, of which this Agreement is one), each purchase agreement with each initial purchaser of the Notes and each and every other agreement, contract or undertaking executed by Transmeridian Exploration Incorporated, either Shareholder or any other Subsidiary of Transmeridian Exploration Incorporated in connection therewith;

“Transfer Instructions” has the meaning given in Section 2.1 hereof; and

“Transferred Shares” means the Shares, after the occurrence of a share Transfer.

1.2 Extended Meanings.

In this Agreement, unless something in the subject matter or context is inconsistent therewith: words importing the singular number shall include the plural and vice versa; words importing a gender shall include the masculine, feminine and neuter genders; and words importing Persons shall include individuals, partnerships, corporations, associations, trusts, government agencies and any other form of organization or entity whatsoever.

1.3 Headings.

The division of this Agreement into Sections, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction nor interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular Section, section, subsection, or other portion thereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections, sections, subsections and Schedules are to Sections, sections and subsections and Schedules of this Agreement.

1.4 Business Days.

If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

SECTION 2

TRANSFER AND DISPOSITION

2.1 Transfer of Shares.

Subject to the terms and conditions hereof, if (but only if) the Securities Agent shall be directed to do so in writing by the Trustee pursuant to the Securities Agency Agreement, the Securities Agent shall deliver a written notice to the Nominee (a “Transfer Instruction”) instructing the Nominee to transfer on the Nominee’s books and records ownership of the Shares to, or as otherwise directed by (in accordance with the Trustee’s instructions) the Securities Agent (a “Share Transfer”). Each Shareholder hereby authorizes, directs, requests and instructs the Nominee to accept and comply with any such Transfer Instruction without any duty of further inquiry of the Shareholders. The Securities Agent hereby agrees that it will not effect any transfer of the Shares prior to the Termination Date other than pursuant to a Transfer Instruction.

2.2 Disposition of Transferred Shares.

(a)	Following completion of a Share Transfer, the Securities Agent shall at the direction of the Trustee given pursuant to the Securities Agency Agreement sell the Transferred Shares for cash or other consideration in one or more transactions pursuant to the written instructions of the Trustee and in a manner consistent with applicable law. Without the express written consent of the Trustee, the Securities Agent shall not sell or otherwise transfer, or place or permit any Encumbrance on, the Transferred Shares.

(b)	All Sale Proceeds shall be remitted by the Securities Agent forthwith to the Trustee until the Trustee shall have received at its offices in New York, New York an aggregate amount equal to all amounts certified by the Trustee as owed with respect to the Obligations. Upon receipt by the Securities Agent of a written certification from the Trustee that the Trustee has received Sale Proceeds from the sales of Transferred Shares in accordance with this Agreement in an aggregate amount sufficient to have satisfied in full all of the Obligations, the Securities Agent shall (i) remit any remaining Sale Proceeds to the Shareholders, as they shall jointly direct and (ii) if applicable, instruct the Nominee to transfer ownership of any remaining Shares to the Shareholders, as they shall jointly direct.

(c)	If so directed in writing by the Trustee, the Securities Agent shall acquire Transferred Shares for the account of the Trustee, or its assigns, pursuant to the exercise of the set-off rights provided for in Section 7(g). The Securities Agent shall not otherwise exercise such rights under this Agreement or otherwise arising in favor of the Securities Agent.

SECTION 3

TERM; REIMBURSEMENT OF EXPENSES

3.1 Term. The term of this Agreement shall commence on the date hereof and shall terminate upon the Termination Date.

3.2 Reimbursement of Expenses. The Shareholders agree to reimburse the reasonable and necessary fees, expenses and other amounts incurred by the Securities Agent under this Agreement (including the reasonable fees and expenses of the Securities Agent’s counsel), in addition to any other fees, expenses and other amounts payable that may arise under the Securities Agency Agreement.

SECTION 4

SECURITIES AGENT

4.1 Duties of the Securities Agent.

(a)	The Securities Agent does not owe fiduciary duties to the Shareholders or any other Person in connection with the performance of its duties hereunder. At the expense of the Shareholders, the Securities Agent may retain counsel and other experts, and may rely conclusively on the advice of such counsel and other experts.

(b)	Beyond the exercise of reasonable care in the custody thereof, the Securities Agent shall have no duty as to any Transferred Shares in its possession or control or in the possession or control of the Nominee or any other nominee, agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Securities Agent shall be deemed to have exercised reasonable care in the custody of the Transferred Shares in its possession or control if the Transferred Shares are accorded treatment substantially equal to that which it accords its other property and shall not be liable or responsible for any loss or diminution in the value of any of the Transferred Shares.

(c)	If so instructed by the Trustee under the Securities Agency Agreement, the Securities Agent will have the right to appoint a Person who will be in charge of exercising the rights derived from or related to the Transferred Shares under this Agreement or that may be applicable to their disposition, in which case, the Securities Agent may grant the necessary powers of attorney. In the event the Securities Agent desires to make such an appointment, the Securities Agent shall give prior written notice of such appointment to the Trustee and the Shareholders. The Trustee shall have no liability for the negligence or willful misconduct of either the Securities Agent or such other Person appointed hereunder.

4.2 Responsibilities of Securities Agent. The obligations of the Securities Agent under this Agreement shall be to:

(a)	duly execute and deliver and act as securities agent, custodian or beneficiary under this Agreement on behalf of the Trustee under the Indenture as requested by the Trustee in writing pursuant to the Securities Agency Agreement;

(b)	take such action as requested by written instructions of the Trustee under the Securities Agency Agreement in a manner consistent with applicable law. In this regard, the Securities Agent shall be entitled to rely and act upon, and shall be fully protected in relying and acting upon, any note, writing, resolution, notice consent, certificate, request, demand, direction, instruction, waiver, receipt, agreement, affidavit, letter, statement, order or written document or written communication from the Trustee reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts retained or employed by the Securities Agent in its reasonable discretion;

(c)	The Securities Agent shall have no obligation whatsoever either prior to or after receiving any such written notice or certificate to inquire whether an Event of Default (as defined in the Indenture) has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it by the Trustee;

(d)	remit according to the written instructions of the Trustee any Sale Proceeds recovered from disposition of the Transferred Shares pursuant to Section 2.2(a) in a manner consistent with applicable law; and

(e)	take such other actions reasonably requested pursuant to the Securities Agency Agreement by the Trustee in accordance with this Agreement.

Except as otherwise expressly set forth in this Agreement, (i) the Securities Agent shall not take any action with respect to the Shares, except pursuant to the written instructions of the Trustee, and (ii) the Nominee shall not take any action with respect to the Shares, except pursuant to a Transfer Instruction from the Securities Agent.

4.3 Securities Agent’s Individual Capacity.

The Securities Agent or any affiliate thereof may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Caspi Neft or the Shareholders or any of their affiliates or respective Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from the Shareholders for services in connection with this Agreement and otherwise without having to account for the same to the Trustee or to the holders of Notes from time to time.

4.4 Limitation of Responsibility.

(a)	The Securities Agent will not be liable for any facts, acts or omissions of the parties on the Transaction Documents or third parties that may prevent the Securities Agent to complying with its obligations and duties under this Agreement.

(b)	The Securities Agent shall not have any implied liability or obligation under this Agreement or the Transaction Documents with respect to obligations that are not expressly provided herein or therein.

(c)	The Parties agree that the Securities Agent shall not be liable for any act or omission, including without limitation, the failure to deliver any notice in accordance with this Agreement, to be performed by any other party hereto or any third party (including the Trustee) that may result in a failure to comply with the Securities Agent’s obligations.

(d)	The Securities Agent shall not be liable for any act performed in good faith and in accordance with the written instructions delivered by the Trustee to the Securities Agent pursuant to the Securities Agency Agreement.

(e)	Notwithstanding any other limitation to the Securities Agent’s liability under this Agreement, the Parties agree that the Securities Agent shall not be liable for, and shall not have any obligation to verify or investigate:

(i)	any representation or warranty made by the Parties in this Agreement or any other document related to this Agreement, including but not limited to the Transaction Documents;

(ii)	the content of any certificate, report or any other document delivered by any Party or any other third party, including the Trustee; and

(iii)	the fulfillment by each of the Shareholders of its obligations under this Agreement or any agreement related to this Agreement, including but not limited to the Transaction Documents.

(f)	Without limiting the above and notwithstanding any provision to the contrary in any other Transaction Document, the Securities Agent and its officers, representatives, employees and agents:

(i)	shall not have any liability or obligation hereunder other than those expressly provided in this Agreement, and the Securities Agent shall not have any implied liability or obligation hereunder;

(ii)

at any time, upon determination by the Securities Agent after consultation with legal counsel that it is prohibited by applicable law to perform or refrain from performing an act or requirement set forth herein, the Securities Agent may postpone or refrain from performing such act until the Securities Agent has received legal advice from counsel or other evidence reasonably satisfactory to the Securities Agent that such act (or omission to act) is not prohibited by applicable law;

(iii)	may, at its own election, seek advice from any legal or any other kind of advisor (provided that Securities Agent shall not retain financial advisors unless directed to do so by the Trustee in writing);

(iv)	shall not have any liability whatsoever to determine or investigate the fulfillment or compliance by any of the Parties of the terms, conditions and obligations under this Agreement or any other agreement they are part of;

(v)	shall not incur in any liability whatsoever for any delay, cancellation or modification of any notice, consent, certificate, representation, communication, copy or any other communication not delivered to the Securities Agent; and

(vi)	shall not be deemed to have knowledge of any fact or circumstance, unless the Securities Agent has received a written notice in the domicile and to the attention of the individual appointed (or that will be appointed) for such purposes in accordance with this Agreement.

SECTION 5

INDEMNIFICATION; DISCLAIMERS, ETC.

5.1 Shareholders’ Indemnification Obligations. The Shareholders shall be liable for and shall reimburse and indemnify the Securities Agent and hold the Securities Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorney’s fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Agreement or being Securities Agent hereunder (including but not limited to Losses incurred by the Securities Agent in connection with its successful defense, in whole or in part, of any claim of willful misconduct or negligence on its part); provided, however, that the Securities Agent shall not be indemnified for Losses caused by its own willful misconduct or negligence.

(a)	No provision of this Agreement, the Securities Agency Agreement or any other the Transaction Document shall require the Securities Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under the other Transaction Documents or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b)

The Securities Agent shall have no liability (whether sounding in tort, contract or otherwise) for Losses in connection with, arising out of, or in any way related to, performance by the Securities Agent under this Agreement, or any act, omission or event occurring in connection therewith, unless it is determined by a final and nonappealable judgment of a court of the competent jurisdiction that is binding on the Securities Agent that such Losses were the result of acts or omissions on the part of the Securities Agent constituting willful misconduct or negligence.

(c)	The Securities Agent shall be reimbursed and indemnified by the Shareholders (whether by way of payment in advance or otherwise) against all Losses and other costs, claims, expenses (including legal fees) and liabilities, including any transfer, stamp, documentary or similar taxes in connection with any Share Transfer, that the Securities Agent will or may expend or incur in carrying out any instructions from the Trustee to act hereunder given in accordance with the Securities Agency Agreement, or in taking any legal action or commencing any legal proceedings or other steps to enforce or realize upon any rights or remedies of the Trustee under the Securities Agency Agreement.

SECTION 6

ILLEGALITY; NO INCONSISTENCY

Nothing in this Agreement or the Transaction Documents shall require the Securities Agent to take any action which is in violation of or prohibited by (i) applicable laws or (ii) the Securities Agency Agreement.

SECTION 7

MISCELLANEOUS PROVISIONS

(a)	Notices. All notices, approvals, comments or other communications required or desired to be given hereunder shall be in writing and delivered in person or mailed by certified mail or courier, postage prepaid, addressed as follows, or by facsimile transmission, and shall be deemed given when received:

If to the Securities Agent:

TuranAlems Securities JSC

281 Khusainov Street

Almaty 050060

Attention: Laura Likerova, Managing Director

Fax: +7-3272-991025

If to the Shareholders:

c/o Transmeridian Exploration Incorporated

397 N. Sam Houston Parkway East, Suite 300

Houston, Texas 77060

Attention: Earl W. McNeil

Fax: (281) 999-9094

(b)

Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

(c)	Amendments. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by all of the Parties and consented to by the Trustee in writing.

(d)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Republic of Kazakhstan. The Parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the Republic of Kazakhstan court sitting therein and consent to the nonexclusive jurisdiction of such court.

(e)	Dispute Resolution

(i)	The Parties shall make attempts to settle disputes hereunder amicably through good faith negotiations within thirty (30) days from the moment of submission of a written notice about such dispute by one Party to the other Party. If such negotiations are not successful a dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration.

(ii)	Each of the Parties hereby irrevocably agrees that, if any dispute, claim or disagreement arises from or in connection with this Agreement (or any supplement, modification or addition thereto, including as to the terms or conditions of the execution, breach, termination or invalidity hereof or thereof) (together, Disputes) and the negotiations referred to in Clause (i) are not successful, such Dispute shall be submitted to arbitration. Disputes submitted to arbitration shall be conducted in English and be resolved by arbitration in London by the Arbitration Court of the International Chamber of Commerce (the Arbitration Court) in accordance with the rules of the Arbitration Court, which rules are deemed to be incorporated by reference into this Clause. The tribunal shall consist of three arbitrators, one appointed by each of the Parties with the third being agreed between the first two arbitrators but, in the absence of agreement between them, shall be appointed by the Arbitration Court. All decisions of the Arbitration Court shall be binding on the Parties and the Dispute shall be considered finally settled under the rule of the Arbitration Court by the said arbitrators.

(f)	Further Assurances. Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after any Share Transfer, as may be reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

(g)	Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties and the Trustee. If such consent is granted, such consent will not in any way release or relieve the assigning Party of any of its obligations hereunder. This Agreement shall enure to the benefit of and, except as otherwise provided herein, be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties.

(h)	No Restrictions on Set-Off. Nothing in this Agreement shall restrict the right of the Securities Agent to exercise on behalf of the Trustee any right of set-off against any Shareholder that may exist in favor of the Trustee or the Securities Agent, under this Agreement or any other Transaction Document, by operation of law or otherwise; provided, however, that the right of set-off is exercised in respect of an Obligation arising under a Transaction Document and is exercised for the benefit of, and only at the express written direction of, the Trustee, or its assigns.

(i)	Counterparts and Facsimiles. The Parties agree that this Agreement may be signed in counterparts at different times and in different places without the Parties being in each other’s presence, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument. A copy of this Agreement executed by any Party and transmitted by facsimile shall be binding upon the Parties in the same manner as an original executed and delivered in person.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

JSC TURANALEM SECURITIES, as the Securities Agent

By:	/s/ Kairat K. Bektanov
Name:	Kairat K. Bektanov
Title:	Director

TRANSMERIDIAN EXPLORATION, INC., as a Shareholder

By:	/s/ Earl W. McNiel
Name:	Earl W. McNiel
Title:	Vice President

BRAMEX MANAGEMENT, INC., as a Shareholder

By:	/s/ Earl W. McNiel
Name:	Earl W. McNiel
Title:	Vice President